ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
ENERGIZER RESOURCES INC.

1.

The name of the corporation is Energizer Resources Inc.

2.

Paragraph 3 of the Articles of Incorporation of Energizer Resources Inc. is hereby amended in its entirety to read as follows:

3.  Authorized Shares.  The aggregate number of shares that the corporation is authorized to issue is 350,000,000, par value $0.001 per share.  A total of 340,000,000 of the shares shall be deemed common shares.  The remaining 10,000,000 shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix and determine, consistent with these articles of incorporation.

3.

The foregoing amendment will be effective upon the date of filing with the Office of the Minnesota Secretary of State.

4.

The foregoing amendment was adopted according to Chapter 302A of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, President and Chief Operating Officer of Energizer Resources Inc., being duly authorized on behalf of such corporation, has executed these Articles of Amendment this 16th day of December, 2010.

/s/ Julie Lee Harrs Julie Lee Harrs, President and Chief Operating Officer